EXHIBIT 7.2


           UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION


          The following set forth unaudited pro forma financial information for Hollinger International Inc. (the "Company") as of and for the periods noted. The pro forma condensed consolidated balance sheet as of September 30, 1998, and the pro forma condensed consolidated statements of operations for the nine months ended September 30, 1998 and for the year ended December 31, 1997 reflect the acquisition of the 29.0% of the common shares of Southam not already owned by the Company, the payment of a Cdn.$7.00 special dividend by Southam and bank borrowings to finance the foregoing. The above transactions have been reflected in the pro forma condensed consolidated balance sheet as of September 30, 1998 set forth below assuming that the transactions had been consummated as of that date and the pro forma condensed consolidated statements of operations for the nine months ended September 30, 1998 and for the year ended December 31, 1997 assuming that the transactions had been consummated as of January 1, 1997.


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                 HOLLINGER INTERNATIONAL INC.
        UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                   AS OF SEPTEMBER 30, 1998
                  (IN THOUSANDS OF DOLLARS)


                                            Proforma Adjustments
                               Historical      DR.         CR.        Pro forma
     ASSETS

Current assets:
  Cash                            $91,468   $247,487(a)   $364,648(c)  $91,468
                                             117,161(b)

  Accounts receivable, net        256,052                              256,052
  Due from affiliates              34,576                               34,576
  Inventories                      48,984                               48,984
  Other current assets             64,586                               64,586
                                ---------                            ---------
Total current assets              495,666                              495,666

Investments                       147,876                              147,876
Property, plant and equipment     619,716      5,223(c)                624,939
Intangible assets, net          1,849,817    243,717(c)              2,093,534
Other assets                      106,574                              106,574
                                ---------                            ---------
                                3,219,649                            3,468,589
                                =========                            =========

      LIABILITIES AND
   STOCKHOLDERS' EQUITY

Current liabilities:
  Current installments
    of long-term debt              6,294                                 6,294
  Accounts payable                99,572                                99,572
  Accrued expenses               166,905                               166,905
  Income taxes payable            90,718                                90,718
  Deferred revenue                87,752                                87,752
                                 --------                             --------
Total current liabilities        451,241                               451,241
Long term debt, less
  current installments         1,442,350                  348,578(a) 1,908,089
                                                          117,161(b)

Other long-term liabilities      246,119                    1,932(c)   248,051
                                --------                              --------
Total liabilities              2,139,710                             2,607,381
Minority interest                218,731     101,091 (a)                     -
                                             117,640 (c)

Redeemable preferred stock        33,325                                33,325

Total stockholders' equity
  Convertible preferred stock      6,377                                 6,377
  Common Stock                     1,090                                 1,090
  Additional paid-in capital     590,149                               590,149
  Accumulated other
  comprehensive income-cumulative
  foreign currency translation
  adjustment                     (54,421)                              (54,421)
  Retained Earnings              299,741                               299,741
                                 -------                              --------
                                 842,936                               842,936
  Class A common stock in
      treasury at cost           (15,053)                              (15,053)
                               ----------                            ----------
                                 827,883                               827,883
                                 -------                               -------
                              $3,219,649                            $3,468,589
                              ==========                            ==========


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                 HOLLINGER INTERNATIONAL INC.
 UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
             NINE MONTHS ENDED SEPTEMBER 30, 1998
                  (IN THOUSANDS OF DOLLARS)


                                            Proforma Adjustments
                               Historical      DR.         CR.        Pro forma

Operating revenues            $1,619,443                            $1,619,443

Operating costs and expenses   1,326,493                             1,326,493
Infrequent items                       -                                     -
Depreciation and amortization     86,194     4,570 (d)                  90,764
                               ----------                            ---------
Operating income                 206,756                               202,186

Other income (expense):
  Interest expense               (78,384)   22,967 (e)                (101,351)
  Amortization of financing fees  (4,599)                               (4,599)
  Interest and dividend income     6,249                                 6,249
  Other income                   323,931                               323,931
                                --------                              --------
Total other income expense       247,197                               224,230

Earnings before income taxes
  and minority interest          453,953                               426,416

Income taxes                     193,985                  9,187 (f)    184,798
Minority interest                 78,189                 78,189 (c)          -
                                 -------                              --------

Earnings before extraordinary
   item                          181,779                               241,618

Extraordinary loss on debt
extinguishments                  (5,067)                                (5,067)

Net earnings                  $ 176,712                               $ 236,551
                              =========                               =========


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                 HOLLINGER INTERNATIONAL INC.
 UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                 YEAR ENDED DECEMBER 31, 1997
                  (IN THOUSANDS OF DOLLARS)


                                            Proforma Adjustments
                               Historical      DR.         CR.        Pro forma

Operating revenues            $2,211,530                            $2,211,530

Operating costs and expenses   1,783,995                             1,783,995
Infrequent items                  25,243                                25,243
Depreciation and amortization    114,570      6,093 (d)                120,663
                               ---------                             ---------

Operating income                 287,722                               281,629

Other income (expense):
  Interest expense              (113,558)    30,622 (e)               (144,180)
  Amortization of financing fees (13,466)                              (13,466)
  Interest and dividend income     9,924                                 9,924
  Other income                    73,527                                73,527
                                ---------                             ---------
Total other income expense       (43,573)                              (74,195)

Earnings before income taxes,
  minority interest and
  extraordinary item             244,149                               207,434

Income taxes                      93,655                  12,249 (f)    81,406
Minority interest                 45,973                  45,973 (c)         0
                                  ------                               -------
Net earnings                   $ 104,521                             $ 126,028
                               =========                             =========


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(a) Represents payment by Southam of a special dividend of Cdn.$7.00 per share and the incurrence by Southam of Cdn.$532,018,000 ($348,578,000) of additional long-term debt to finance such payment. Of such amount, 71.0% ($247,487,000) was used to finance a portion of the purchase price of the Southam common shares not owned. See notes (b) and (c). The remaining $101,091,000 of the dividend reduces minority interest.

(b) Represents the borrowing of the additional Cdn.$178,817,000 ($117,161,000) to purchase the remaining 29.0% of Southam for Cdn.$556,545,000 ($364,648,000).

(c) Represents the acquisition of the remaining 29.0% interest in Southam as follows:


                                                          (in thousands)

                    Purchase price                           $ 364,648
                    Balance of minority interest               117,640
                       Balance to be allocated               $ 247,008

                    Allocated as follows:
                       Property plant and equipment          $   5,223
                       Intangible assets                       243,717
                       Other long-term liabilities              (1,932)

                                                             $ 247,008

(d) Represents additional amortization of $243,717,000 of intangibles resulting from the acquisition of the 29.0% interest in Southam over 40 years.

(e) Represents increase in interest expense on long-term debt of $465,739,000 ($348,578,000 plus $117,161,000) as a result of the additional debt incurred to pay the Southam special dividends and to acquire the remaining 29.0% interest in Southam at 6.57%.

(f)  Represents tax effect of pro forma adjustment at 40%.